MarketWise Reports Financial Results for Third Quarter 2021

~ Third Quarter 2021 Revenue Increase of 43% Year-Over-Year to $141 Million ~

~ Third Quarter 2021 ARPU Increase of 3% Year-Over-Year to $772 ~

~ Paid Subscribers Grew 23% Year-Over-Year to 965 Thousand ~

BALTIMORE, MD -- (BUSINESS WIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), formerly known as Beacon Street Group, LLC, a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for the three and nine months ended September 30, 2021.

Third Quarter 2021 Key Performance Highlights
	3Q 2021	3Q 2020	YTD 3Q 2021	YTD 3Q 2020
Total Subscribers (in thousands)	13,766	8,934
Paid Subscribers (in thousands)	965	786
Billings (in millions)	$138.1	$149.9	$578.5	$390.5
ARPU	$772	$752
CFFO (in millions)	$(92.6)	$47.8	$58.6	$73.0
Adjusted CFFO (in millions)	$34.7	$55.0	$192.1	$118.3
Third Quarter 2021 Highlights(1)
▪Total revenue increased by $42.5 million, or 43.3%, to $140.7 million in third quarter 2021 compared to $98.2 million in third quarter 2020
▪Total Billings decreased by $11.8 million, or 7.9%, to $138.1 million in third quarter 2021 compared to $149.9 million in third quarter 2020
▪Total net loss was $366.3 million in third quarter 2021 compared to a loss of $68.3 million in third quarter 2020; the net loss this quarter was driven by $412.6 million in stock-based compensation, which was primarily a result of the culmination of our go-public Transaction (refer to “Significant Third Quarter Events” below for more details) on July 21, 2021, while stock-based compensation was $73.5 million in third quarter 2020
▪Cash flow from operations (“CFFO”) was $(92.6) million in third quarter 2021 compared to $47.8 million in third quarter 2020; the negative CFFO this quarter was driven by the $117.3 million profits distributions to Class B unitholders at the time of our go-public Transaction; under our original operating agreement, profits distributions to Class B unitholders were expensed as stock based compensation; this original operating agreement was replaced upon the consummation of our Transaction and there will be no further stock based compensation associated with these prior Class B unitholders
▪CFFO margin was (65.8)% in third quarter 2021 as compared to 48.7% in third quarter 2020
▪Adjusted CFFO, a non-GAAP measure, decreased by $20.3 million, or 36.9%, to $34.7 million in third quarter 2021 compared to $55.0 million in third quarter 2020; the decrease in Adjusted CFFO was due primarily to a decrease in Billings

▪Adjusted CFFO margin, a non-GAAP measure, was 25.2% in third quarter 2021 compared to 36.7% in third quarter 2020
▪Deferred revenue increased by $222.9 million, or 46.3%, to $704.9 million in third quarter 2021 compared to $481.9 million in third quarter 2020
▪Paid Subscribers increased by 179 thousand, or 22.8%, to 965 thousand in third quarter 2021 compared to 786 thousand in third quarter 2020
▪Free Subscribers increased by 4.7 million, or 57.1%, to 12.8 million in third quarter 2021 compared to 8.1 million in third quarter 2020
__________________
(1)    See “Key Business Metrics and Non-GAAP Financial Measures” below. For a reconciliation of Adjusted CFFO and Adjusted CFFO margin, see “Cash Flow” below.

Mark Arnold, Chief Executive Officer of MarketWise, commented, “For the first time in our twenty-year history, we are now a publicly traded company and I am very pleased to announce our third quarter results as well as some very important recent accomplishments. For the quarter, we earned $35 million in adjusted cash flow from operations, which brought our year-to-date total of adjusted cash flow from operations to $192 million as compared to $134 million for all of 2020. In addition, as we previously announced, we successfully closed on a $150 million revolving credit facility on October 29, 2021. This is a milestone for MarketWise, and will provide us much more financial flexibility for the Company going forward, both operationally and for M&A. We also announced a share buyback program earlier today. Given the incredible value that we see embedded within our current stock price, and the confidence we have in our business model, we believe repurchasing our shares at highly accretive prices is the right thing to do for our company and our shareholders. Our business is capex-light, and we have sufficient excess cash on our balance sheet which can be put to work for a buyback without impacting our Company’s ability to grow.”
“As we have explained,” Mr. Arnold continued, “MarketWise has achieved good growth and very good profit margins over a long period of time. We will continue to concentrate on a good balance between growth and profitability, but always with an eye toward profitability. Our business is not one that you can extrapolate on a straight line. Over our long and profitable history, we have experienced times of rapid expansion of our subscriber base like we did in the first quarter of this year. While in other times, our pace of subscriber acquisition slows or even contracts as it did slightly this quarter. I would encourage our shareholders to keep the long-view in mind. We have been in business for over twenty years, have always been profitable, and treated our equity holders well. We are having a very good year so far and intend to continue managing the business as we always have, balancing growth and profitability, and are excited about the organic and inorganic growth opportunities that we see in front of us right now.”
Significant Third Quarter Events
On July 21, 2021, we closed the Transaction that we originally announced on March 2, 2021, as contemplated by the Business Combination Agreement among Ascendant Digital Acquisition Corp. (“ADAC”), MarketWise, LLC, and all of its owners (the “Transaction Agreement”). Please refer to Note 14 - “Subsequent Events - Transaction Agreement” to our Condensed Consolidated Financial Statements on Form 8-K/A filed with SEC on August 12, 2021 for complete information on the Transaction.
Subsequent Events
New Revolving Credit Facility
On October 29, 2021, we entered into a Loan and Security Agreement with a syndicate of five banks, providing for a revolving credit facility of up to $150.0 million (the “Credit Facility”). Please see our press release dated November 1, 2021 for relevant terms and conditions of the Credit Facility.

With HSBC Bank USA, N.A. and BMO Capital Markets Corp. as joint lead arrangers and joint bookrunners, the syndicate bank group includes BMO Harris Bank N.A., Silicon Valley Bank, Wells Fargo Bank, N.A. and PNC Bank National Association. HSBC Bank USA, N.A. is the administrative agent.
The Company may use the proceeds of the Credit Facility to finance permitted acquisitions and for working capital and other general corporate purposes. The advances under the Credit Facility are subject to conditions customary for facilities of this nature.
Share Buyback Program
On November 4, 2021, our Board of Directors authorized the repurchase of up to $35.0 million in aggregate of shares of the Company’s Class A common stock, with the authorization to expire on November 3, 2023.
Stock repurchases under this program will be made from time to time, on the open market, in privately negotiated transactions, or by other methods, at the discretion of the management of the Company and in accordance with the limitations set forth in Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, and other applicable legal requirements. The timing of the repurchases will depend on market conditions and other requirements. The Company currently anticipates the share repurchase program will extend over a two-year period, or such shorter period if $35.0 million in aggregate of shares have been repurchased. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares, and the program may be extended, modified, suspended, or discontinued at any time.
Financial & Operational Results
Net revenue increased by $42.5 million, or 43.3%, from $98.2 million for the three months ended September 30, 2020 to $140.7 million for the three months ended September 30, 2021. The increase in net revenue was primarily driven by a $28.2 million increase in term subscription revenue and a $15.9 million increase in lifetime subscription revenue, and a $1.6 million decrease in non-subscription revenue.
Both term and lifetime subscription revenue benefited from a significant increase in Paid Subscribers. Term subscription revenue increased as a result of a significant increase in marketing efforts. Lifetime subscription revenue, which is initially deferred and recognized over a five-year period, increased as a result of higher volume of lifetime subscriptions in current and prior years, which continued to benefit us in the third quarter 2021.
Billings decreased by $11.8 million, or 8%, to $138.1 million in third quarter 2021 as compared to $149.9 million in third quarter 2020. We believe this decrease is due in large part to reduced engagement of subscribers or potential subscribers who continued to prioritize travel and leisure in lieu of spending time focusing on their investments as they did a year ago. Approximately 38% of our Billings this quarter came from lifetime subscriptions, 61% from term subscriptions, and 1% from other Billings as compared to 36% from lifetime subscriptions, 62% from term subscriptions, and 2% from other Billings in the third quarter 2020.
Total net loss for third quarter 2021 was $366.3 million compared to a $68.3 million net loss in third quarter 2020. The net loss this quarter was driven by the recognition of stock based compensation which was primarily the result of the culmination of our Transaction on July 21, 2021. We recognized stock-based compensation expenses related to the Class B Units of $409.9 million and $73.5 million for the three months ended September 30, 2021 and 2020.
Stock-based compensation expense is primarily related to the Class B Units. Prior to the Transactions, the Class B Units were classified as liabilities as opposed to equity and remeasured to fair value at the end of each reporting period, with the change in value being charged to stock-based compensation expense. Because the Class B Units were classified as liabilities on our consolidated balance sheet prior to the Transactions, all profits distributions made to the holders of the Class B Units were considered to be stock-based compensation expenses.
Upon completion of the Transactions, all Class B Units fully vested as of the transaction date, and the original operating agreement was terminated and replaced by a new operating agreement consistent with the Company’s Up-C structure. This new operating agreement does not contain the put and call options that existed under the previous operating agreement, and the Common Units are treated as common equity under the new operating agreement and do not generate stock-based compensation expense. Therefore, the Class B Units liability was reclassified to equity as of the transaction date and stock-based compensation expense associated with the Class B Units ceased after the transaction date.
Total Paid Subscribers increased by 179 thousand, or 22.8%, to 965 thousand as of September 30, 2021 as compared to 786 thousand at September 30, 2020, driven by a combination of our direct-to-paid conversions and continued free-to-paid conversions.
Total Paid Subscribers decreased by 30 thousand, or 3.0% to 965 thousand as of September 30, 2021 as compared to 994 thousand as of June 30, 2021. The decline in Paid Subscribers was due to a continuation of factors which began in the second quarter and continued throughout the summer. First, the cost of advertising continued to be elevated as the travel and hospitality industries significantly increased their usage of digital mediums to market their products. This has tended to increase our per unit subscriber acquisition cost. Secondly, the travel and leisure boom, where Americans made up for the inability to travel during the pandemic, continued through the balance of the summer and our fiscal quarter. As a result, we believe it currently costs more to get the attention of prospective customers who are venturing out rather than focusing on their investments. We focus closely on our break-even metrics, and as our per unit subscriber acquisition cost increased, we adjusted and focused our marketing more on existing customers, for which that cost is close to zero. As such, we reduced our sales and marketing spend by approximately $6 million in third quarter 2021 as compared to second quarter 2021, excluding stock-based compensation expense. We will continue to evaluate our unit acquisition costs and believe that there should be some normalization in the fourth quarter of this year. We have seen early signs of an uptick in the rate of new Paid Subscriber additions in the month of October and the first part of November, and a modest decrease in our per unit subscriber acquisition costs.
Subscriber count churn was slightly improved from the previous quarter but still slightly higher than the recent historical range. After periods of rapid subscriber growth as we saw in 2020 and first quarter 2021, it is not unusual to see a modest increase in churn as some of the less engaged, new Paid Subscribers churn off. Indicative of this, almost all of the subscribers who churned in the quarter did so having owned only one entry level publication. This is evidenced by the fact that their ARPU approximately matched the subscription price of our entry level publications. What is important for our business model is our net revenue retention rate, which has averaged 93% from 2018 to 2020.
Free Subscribers increased by 4.7 million to 12.8 million at September 30, 2021 as compared to 8.1 million at September 30, 2020, as our significant lead-generation efforts that began in earnest during late 2018 and intensified during 2019 with the expansion across multiple brands continued into the third quarter 2021.
ARPU increased by $20, or 2.7%, to $772 as of September 30, 2021 as compared to $752 as of September 30, 2020. The modest year-over-year increase was driven by the increased number of high and ultra-high value subscribers at the end of the third quarter 2021, which were up 19% and 31%, respectively. ARPU decreased by $51, or 6.2%, to $772 as of September 30, 2021 as compared to $823 as of June 30, 2021. The sequential decrease was driven by a 2% decrease in trailing four quarters Billings along with a 5% increase in trailing four quarters Paid Subscribers.
Cash Flow
Net cash (used in) provided by operating activities was $(92.6) million in third quarter 2021 as compared to $47.8 million in third quarter 2020. The negative CFFO this quarter was driven by the $117.3 million profits distributions to Class B unitholders at the time of our Transaction. Under our original operating agreement, profits distributions to Class B unitholders were expensed as stock-based compensation. This original operating agreement was replaced upon the consummation of our Transaction and there will be no more stock-based compensation associated with the prior Class B unitholders.
Adjusted CFFO was $34.7 million in third quarter 2021, compared to $55.0 million in third quarter 2020, also due to a decrease in Billings. Adjusted CFFO as a percentage of Billings was 25.2% in third quarter 2021 as compared to 36.7% in third quarter 2020.

The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted CFFO and Adjusted CFFO Margin for each of the periods presented:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(92,598)	$47,785	$58,620	$72,984
Plus: Profits distributions to Class B Unitholders included in stock-based compensation expense	117,342	7,241	123,449	45,311
Non-recurring expenses	10,000	—	10,000	—
Adjusted CFFO	$34,744	$55,026	$192,069	$118,295

Net cash (used in) provided by operating activities	$(92,598)	$47,785	$58,620	$72,984
Total net revenue	140,667	98,159	402,511	257,336
Net cash (used in) provided by operating activities margin	(65.8)%	48.7%	14.6%	28.4%

Billings	$138,093	$149,907	$578,496	$390,473
Adjusted CFFO margin	25.2%	36.7%	33.2%	30.3%
The non-recurring expense addback in the three and nine months ended September 30, 2021 was due to a discretionary, one-time, lifetime-award, non-employee bonus payment of $10.0 million to the Company’s founder, who is a Class B common stockholder.
For more information on Adjusted CFFO and Adjusted CFFO Margin, see “Key Business Metrics and Non-GAAP Financial Measures” below.

About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 170 products, and serving a community of 14 million free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
MarketWise Inc.’s common stock trades on the NASDAQ Global Market under the symbol "MKTW". Warrants on the Company's common stock also trade on the NASDAQ Global Market under the symbols "MKTWW".

Conference Call Details
As previously announced, the Company will hold a conference call to discuss its third quarter 2021 results on Thursday, November 11, 2021, at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and asking for the MarketWise Third Quarter 2021 Earnings Call. A telephonic replay will be available starting at 2:00 p.m. Eastern Time on the same day and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the passcode 13723671. The telephonic replay will be available until 11:59 p.m. Eastern Time on November 25, 2021.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investors.marketwise.com. The online replay will remain available for a limited time beginning immediately following the call.

Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings is defined as amounts invoiced to customers.
Free Subscribers are defined as unique subscribers who have subscribed to one of our many free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
We also discuss certain measures that are not determined in accordance with GAAP, namely Adjusted CFFO, and Adjusted CFFO Margin. We use Adjusted CFFO and Adjusted CFFO Margin to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided above for Adjusted CFFO and Adjusted CFFO Margin to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
Adjusted CFFO is defined as net cash provided by operating activities plus profits distributions to Class B unitholders included in stock-based compensation expense, plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about ongoing operating performance, to facilitate comparison of our results to those of peer companies over multiple periods, and for internal planning and forecasting purposes. We have presented Adjusted CFFO and Adjusted CFFO Margin because we believe they provide investors with greater comparability of our operating performance without the effects of stock-based compensation expense related to holders of Class B units that will not continue following the consummation of the Transactions, because all Class B units were converted into common units of MarketWise, LLC. Going forward, we will make certain tax distributions to our members in amounts sufficient to pay individual income taxes on their respective allocation of the profits of MarketWise, LLC at then-prevailing individual income tax rates. These distributions will not be recorded on our income statement and will be reflected on our cash flow statement as cash used in financing activities. The cash used to make these distributions will not be available to us for use in the business.
Adjusted CFFO and Adjusted CFFO Margin have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash flow from operations. Some of the limitations of using Adjusted CFFO and Adjusted CFFO Margin are that these metrics may be calculated differently by other companies in our industry.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; the impact of the COVID-19 pandemic; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; our ability to maintain and protect our intellectual property; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our upcoming Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenue	$140,422	$97,118	$401,647	$254,857
Related party revenue	245	1,041	864	2,479
Total net revenue	140,667	98,159	402,511	257,336

Operating expenses:
Cost of revenue(1)(2)	62,024	26,749	221,662	68,907
Sales and marketing(1)(2)	82,558	56,914	231,269	146,487
General and administrative(1)(2)	356,286	79,885	928,376	200,836
Research and development(1)(2)	2,137	1,255	5,842	3,472
Depreciation and amortization	629	639	2,076	1,912
Related party expense	10,097	34	10,144	66
Total operating expenses	513,731	165,476	1,399,369	421,680
Loss from operations	(373,064)	(67,317)	(996,858)	(164,344)
Other income (expense), net	9,859	(993)	10,162	(1,856)
Interest income, net	5	17	17	489
Loss before income taxes	(363,200)	(68,293)	(986,679)	(165,711)
Income tax expense	3,085	—	3,085	—
Net loss	(366,285)	(68,293)	(989,764)	(165,711)
Net income (loss) attributable to noncontrolling interests	33,248	(694)	32,117	(1,566)
Net loss attributable to MarketWise, Inc.	$(399,533)	$(67,599)	$(1,021,881)	$(164,145)
(1)Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

(Unaudited, in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Vested Class B Units and change in fair value of Class B liability awards	$292,580	$66,210	$934,993	$127,264
Profits distributions to holders of Class B Units	117,342	7,241	123,449	45,311
Total Class B stock-based compensation expense	$409,922	$73,451	$1,058,442	$172,575
2021 Incentive Award Plan stock-based compensation expense	$2,643	$—	$2,643	$—
Total stock-based compensation expense	$412,565	$73,451	$1,061,085	$172,575
(2)Stock-based compensation expenses by line item:

(Unaudited, in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenue	$46,396	$13,717	$171,312	$31,943
Sales and marketing	32,606	943	47,516	3,168
General and administrative	333,563	58,791	842,257	137,464
Total stock-based compensation expense	$412,565	$73,451	$1,061,085	$172,575
Note: Our stock-based compensation expense stemmed from certain provisions of MarketWise, LLC’s prior operating agreement and primarily relates to the value of newly vested Class B units under that agreement, profits distributions to Class B unitholders, and the change in value of previously vested Class B units. Our Class B units were classified as derivative liabilities as opposed to equity and remeasured to fair value at the end of each reporting period, with the change in value included in overall stock-based compensation expense. However, following the consummation of the Transaction, MarketWise, LLC adopted a new operating agreement and all Class B units were converted into common units of MarketWise, LLC, so all the stock-based compensation associated with those Class B units being categorized as derivative liabilities will cease. Stock-based compensation going forward will be based upon any stock-based compensation associated with our new incentive award plan and is in line with stock-based compensation that may be seen at companies similar to MarketWise.
Table 2. Balance Sheet

(Unaudited, in thousands)	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$137,588	$114,422
Accounts receivable	6,817	12,398
Prepaid expenses	12,926	8,530
Related party receivables	503	874
Related party notes receivable, current	295	—
Restricted cash	500	505
Deferred contract acquisition costs	74,470	42,019
Other current assets	2,652	1,889
Total current assets	235,751	180,637
Property and equipment, net	1,195	1,417
Operating lease right-of-use assets	11,360	12,337
Intangible assets, net	9,096	5,278
Goodwill	23,338	18,101
Deferred contract acquisition costs, noncurrent	114,816	65,217
Related party notes receivable, noncurrent	861	1,148
Deferred tax assets	6,971	—
Other assets	41	678
Total assets	$403,429	$284,813
Liabilities and members’ deficit
Current liabilities:
Trade and other payables	$4,349	$11,969
Related party payables, net	1,238	2,515
Accrued expenses	63,317	32,134
Deferred revenue and other contract liabilities	338,186	278,267
Derivative liabilities	547	—
Operating lease liabilities	1,252	1,077
Other current liabilities	25,327	19,576
Total current liabilities	434,216	345,538
Class B Units - related party	—	593,235
Deferred revenue and other contract liabilities, noncurrent	366,676	254,481
Derivative liabilities, noncurrent	2,205	4,343
Derivative warrant liabilities	35,069	—
Operating lease liabilities, noncurrent	7,190	7,826
Total liabilities	845,356	1,205,423
Commitments and Contingencies	—	—
Stockholders’ deficit / members’ deficit:
Common stock - Class A, par value of $0.0001 per share, 950,000,000 shares authorized; 25,152,469 shares issued and outstanding at September 30, 2021	2	—
Common stock - Class B, par value of $0.0001 per share, 300,000,000 shares authorized; 291,092,303 shares issued and outstanding at September 30, 2021	29	—
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2021	—	—
Additional paid-in capital	96,344	—
Class A members’ units, 0 and 547,466 units issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	(914,728)
Accumulated other comprehensive income (loss)	(49)	(17)
Accumulated deficit	(154,687)	—
Total stockholders’ deficit / members’ deficit attributable to MarketWise, Inc.	(58,361)	(914,745)
Noncontrolling interest	(383,566)	(5,865)
Total stockholders’ deficit / members’ deficit	(441,927)	(920,610)
Total liabilities, noncontrolling interest, and stockholders’ deficit / members’ deficit	$403,429	$284,813

Table 3. Cash Flows

(Unaudited, in thousands)	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(989,764)	$(165,711)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,076	1,912
Stock-based compensation	208,646	13,398
Change in fair value of derivative liabilities – Class B Units	728,079	113,866
Change in fair value of derivative liabilities – other	(11,543)	1,874
Deferred taxes	3,085	—
Unrealized losses on foreign currency	(62)	13
Noncash lease expense	1,375	2,106
Gain on sale of cryptocurrencies	(105)	—
Changes in operating assets and liabilities:
Accounts receivable	5,581	(456)
Related party receivables and payables, net	(906)	(5,010)
Prepaid expenses	(4,396)	(2,552)
Other current assets and other assets	26	(838)
Cryptocurrency intangible assets	109	31
Deferred contract acquisition costs	(82,050)	(37,185)
Trade and other payables	(7,667)	(960)
Accrued expenses	31,005	17,950
Deferred revenue	170,239	128,036
Operating lease liabilities	(859)	(1,865)
Other current and long-term liabilities	5,751	8,375
Net cash provided by (used in) operating activities	58,620	72,984
Cash flows from investing activities:
Cash paid for Chaikin acquisition, net of cash acquired	(7,139)	—
Acquisition of non-controlling interests, including transaction costs	—	(9,164)
Purchases of property and equipment	(73)	(229)
Purchases of intangible assets	(890)	(195)
Capitalized software development costs	(100)	—
Net cash used in investing activities	(8,202)	(9,588)
Cash flows from financing activities:
Principal payments on long-term debt – related party	—	(5,390)
Net proceeds from the Transactions	113,291	—
Issuance of related party notes receivable	(8)	(1,437)
Proceeds from related party notes receivable	—	5,446
Distributions to members	(135,451)	(77,964)
Distributions to noncontrolling interests	(5,057)	(510)
Net cash used in financing activities	(27,225)	(79,855)
Effect of exchange rate changes on cash	(32)	(32)
Net increase in cash, cash equivalents and restricted cash	23,161	(16,491)
Cash, cash equivalents and restricted cash — beginning of period	114,927	172,084
Cash, cash equivalents and restricted cash — end of period	$138,088	$155,593

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